Exhibit 10.18

[English Summary]

Fujian Taining Great Golden Lake Tourism Project Management Agreement

Party A: Fujian Taining Great Golden Lake Tourism Development Management
Committee; and
Fujian Taining Great Golden Lake Tourism Development Co., Ltd.
Party B:  Fujian Jintai Tourism Development Co., Ltd.

Projects/Resources:
(1) the Golden Lake;
(2) Shangqing River and Zhuangyuan Rock;
(3) Maoer Mountain Park; and
(4) Bamboo Garden.

Land Use Rights:
Party B shall be entitled to the land use rights of the 1,000 mu land in the resource area for a period of 30 years.

“Great Golden Lake” Trademark:
Taining State-owned Asset Investment Co., Ltd. agrees that Party B can use its trademark “Great Golden Lake” free of charge. According to No. 1388753, 1388765 and 1379924 trademark certificates, such trademark can only be use exclusively. Therefore, Taining State-owned Asset Investment Co., Ltd. shall not grant the right to use the trademark to any third party.

Term:
Party B shall be entitled to the operation and management rights under this Agreement for a period of 30 years from August 21, 2001 to August 20, 2031.

Fees:
(1) Permit Fees are a total of 35,000,000 RMB. Party B shall pay such fees to Party A as follows:
- Pay 3,000,000 RMB within 10 days of the execution of the Agreement;
- Pay 7,000,000 RMB within 10 days of the incorporation of Party B;
- pay 7,500,000 RMB on or before December 31, 2001;
- pay 7,500,000 RMB on or before June 30, 2002; and
- pay the remaining 10,000,000 RMB according to the progress of the project.

(2) Revenue Sharing Fees. Party B agreed to pay to Party B from the revenues of the tickets sales as follows:
- 8% for the first five years;
- 10% from the 6th year to 10th year;
- 12% from the 11st year to 15th year;
- 14% from the 16th year to 20th year;
- 16% from the 21st year to 25th year;
- 18% from the 26th year to 30th year; and
- If this Agreement is extended thereafter, Party A shall be entitled to 16% of the revenues from ticket sales in the extended period.

Investment:
In the first three to four years, Party B agrees to invest no less than 30,000,000 RMB as promotion and advertisement fees. From the fourth or fifth year until the expiration of this Agreement, Party B shall invest no less than 25,000,000 RMB for every five years. Such fees can be reduced if the total visitors are more than 300,000 annually.

After five years upon execution of this Agreement, Party B and its related parties shall invest no less than 50,000,000 RMB for facilities improvement, including hotel, entertainment centers and shopping mall, etc.

Guarantee and Join Liability:
Fujian Xin Hengji Advertisement Co., Ltd. and Fujian Coal Industry (Group) Co., Ltd. shall have join liability as to the early terminate of the Agreement resulted by Party B and any civil liabilities incurred. They also have join liability as to the 30,000,000 RMB as promotion and advertisement fees in the first three to four years.

Taining State-owned Asset Investment Co., Ltd. shall have join liability as to the early termination of the Agreement resulted by Party A and any civil liabilities incurred.

Dispute:
If there is any dispute between the parties, either party can resolve the dispute by the courts.

Date of the Agreement:
October 30, 2001